EXHIBIT 10.32

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of July 1, 2016 (the “Effective Date”), by and between OLYMPIC STEEL, INC., an Ohio corporation (the “Company”), and DR. DONALD R. MCNEELEY (“Executive”).

WHEREAS, the Company desires to continue to employ Executive in the position of President of the Company’s Chicago Tube & Iron business, and Executive desires to accept such employment, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, Executive has valuable knowledge and experience relating to the Company’s businesses and the industries in which it operates, and the parties desire to provide for his services to the Company on the terms set forth herein;

WHEREAS, the Company and Executive currently are parties to an employment agreement, effective as of July 1, 2011 (the “Prior Agreement; and

WHEREAS, the Company and Executive desire that this Agreement supersede and completely replace the Prior Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties herein contained, the Company and Executive agree as follows:

1.     Term of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein for the period commencing on July 1, 2016 and expiring on June 30, 2021 (the “Employment Period”). The Employment Period may be terminated earlier under the terms and conditions set forth herein.

2.     Position and Duties. Executive is the President of the Company’s Chicago Tube & Iron business and reports to the Chief Executive Officer and the Board of Directors for the Company, and is presently a member of the Board of Directors. In this position, Executive has the responsibility for the general management and operation of the Chicago Tube & Iron business unit and the performance of such other executive services and duties as shall be reasonably assigned to and requested of him by, and subject to the direction and supervision of, the Chief Executive Officer and the Board of Directors of the Company. Executive shall serve in any position and office with the Company as the Board of Directors of the Company (the “Board”) may determine from time to time, consistent with the Executive’s position as the most senior executive of the Company’s Chicago Tube & Iron business. However, Executive shall always remain as President and at the level of a senior executive officer of the Company. During the Employment Period, Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and serve the Company in its business and perform his duties to the best of his ability.

3.     Compensation.

(a)     Salary. Effective July 1, 2016 and for the remainder of the Employment Period thereafter, Executive shall receive a base salary at the rate of Six Hundred Seventy-Five Thousand Dollars ($675,000) per year (the “Base Salary”). Executive’s salary may be adjusted, although any such adjustment shall be at the sole discretion of the Board of Directors of the Company or any duly authorized Committee thereof, including but not limited to the Compensation Committee. Notwithstanding the foregoing, in no event shall Executive’s salary be adjusted below the amount of the Base Salary. Such salary shall be payable in accordance with the normal policies of the Company for payment of its senior executives.

(b)     Benefits Generally. During the Employment Period, Executive shall be eligible to participate in all welfare and benefit plans which are currently maintained or established, or which may be established and maintained in the future, by the Company for its senior executives generally (subject, however, to all of the terms and conditions thereof, including any eligibility requirements therefor), including but not limited to: (i) group life insurance coverage; (ii) hospitalization or disability insurance coverage, (iii) retirement plans, including but not limited to any supplemental executive retirement plan, (iv) long term incentive and equity-based plans; and (v) the reimbursement plan for financial services and tax planning. For purposes of this Agreement, no benefit shall be considered to have accrued as of any date under any welfare or benefit plan referred to in this Section 3(b) if such benefit remains subject to a discretionary determination under the terms of such plan as of such date.

(c)     Expenses. The Company shall reimburse Executive for reasonable direct expenses incurred by him on behalf of the Company or the Company’s Chicago Tube & Iron business in the performance of his duties during the Employment Period. Executive shall furnish the Company with such documentation as is requested by the Company in order for it to comply with the Code and regulations thereunder in connection with the proper deduction of such expenses.

(d)     Bonus Plan. During the Employment Period, Executive shall be eligible for an annual performance bonus (the “Annual Bonus”). One-half of the Annual Bonus shall be computed under the Company’s Senior Management Compensation Program Plan of 2016, as such plan may be amended by the Board from time to time, or such other bonus plan that replaces such plan, in such amount and based on the Company’s performance against specific target levels as is determined by the Board of Directors of the Company or any duly authorized Committee thereof, including but not limited to the Compensation Committee of the Board. One-half of the Annual Bonus (the “CT&I Bonus”) shall be computed by comparing Chicago Tube & Iron’s actual earnings before interest, taxes, depreciation and amortization (“EBITDA”) against budgeted EBITDA (the “Performance Target”) as submitted to and determined by the Compensation Committee of the Board (the “Compensation Committee”); provided that calculated EBITDA excludes the effect of last in first out inventory accounting and shall be computed consistently throughout the Employment Period. The amount of the CT&I Annual Bonus shall be a percentage of Executive’s Base Salary that is opposite the percentage of the EBITDA Performance Target achieved for the year as set forth in the following chart:

Percentage of EBITDA Performance Target Achieved	Percentage of Base Salary Earned as CT&I Annual Bonus
> 130%	65.0%
130%	65.0%
120%	60.0%
110%	55.0%
100%	50.0%
95%	47.5%
90%	45.0%
85%	42.5%
80%	40.0%
75%	37.5%
70%	35.0%
< 70%	0%

The Annual Bonus, if any, earned with respect to a calendar year shall be paid between January 1 and March 15 of the calendar year next following the calendar year with respect to which the Annual Bonus is earned.

If the Company is required to restate its annual financial statements for any fiscal year and such restatement would reduce the bonus payment for the period covered by such financial restatement by more than 5%, Executive shall reimburse the Company for the difference between the bonus actually paid and the bonus payable under the restated financial statement. Executive shall make such reimbursement not later than sixty (60) days after the restated financial statements have been made final and disclosed to the public. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and the Annual Bonus (and certain severance amounts derived therefrom) described herein may be subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company’s securities may be traded) (the “Compensation Recovery Policy”), and that this Agreement, including this Section 3(d) shall be deemed superseded by (to the extent necessary) and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

(e)     Long Term Incentive Plan. During the Employment Period, Executive shall be eligible to participate in any long term incentive plan, as any such plan may be created or amended by the Board from time to time.

4.     Termination of Employment.

(a)     Events of Termination. The Employment Period shall terminate immediately upon the occurrence of any of the following events:

(i)     the death of Executive;

(ii)     upon receipt by Executive of the Company’s written notice of intent to terminate due to Disability (the “Disability Effective Date”);

(iii)     voluntary termination by Executive of his employment with the Company;

(iv)     upon receipt by the Executive of the Company’s written notice that specifies the reasons for termination for Good Cause; or

(v)     thirty (30) days after Executive’s receipt of the Company’s written notice terminating Executive at any time other than for Good Cause, Death or Disability, for any reason or no reason.

(b)     Notice of Termination. Any termination by the Company for Good Cause shall be communicated by Notice of Termination to the Executive and any termination by Executive shall be communicated by Notice of Termination to the Company, in each case given in accordance with Section 9. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the Termination Date (as defined below). The failure or omission by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c)     Termination Date. “Termination Date” means (i) if Executive’s employment is terminated by the Company for Good Cause, the date of termination of employment that is set forth in the Notice of Termination (which shall not be earlier than the date on which such notice is given), (ii) if Executive’s employment is terminated by the Company other than for Good Cause or Disability, or Executive resigns, the date on which the Company or Executive notifies Executive or the Company, respectively, of such termination, or such later date as may be specified by the terminating party in such notice, and (iii) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the Disability Effective Date, as the case may be.

5.      Obligations of the Company upon Termination.

(a)     Discharge Other than for Good Cause or Disability. Executive shall be entitled to the severance benefits specified in this Section 5(a) if, during the Employment Period, the Company terminates Executive’s employment for any reason other than for Good Cause or Disability:

(i)     Accrued Benefits. Executive shall be entitled to any:

(A)     incremental Base Salary at the rate then in effect otherwise payable through the Termination Date to the extent not previously paid, which shall be paid in a lump sum in cash within thirty (30) calendar days from the Termination Date;

(B)     Annual Bonus which has been earned and accrued but remains unpaid which shall be paid in the same form and at the same time as such Annual Bonus, if any, is paid to other senior executive officers as further provided under Section 5(a)(ii)(B);

(C)     benefits provided for in Section 3(b) which have accrued up to and including the Termination Date, subject to the terms and conditions of the welfare and benefit plans referenced in Section 3(b); and

(D)     reimbursement of reasonable expenses incurred up to and including the Termination Date under the terms of Section 3(c).

(ii)     Continuation of Benefits. Provided Executive has executed and delivered to the Company a Release and Waiver of Claims (a copy of which the Company shall deliver to Executive on or prior to the Termination date) within 22 days after the Termination Date and Executive refrains from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims for all applicable periods during which Executive may revoke it (failure to provide such a release shall result in the forfeiture of all benefits under this subparagraph (ii)), during the period ending on the earlier of (x) the last day of the Employment Period as set forth in Section 1 above, (y) a breach by Executive of any obligation set forth in Section 6, or (z) twenty-four (24) months following termination of employment by the Company under Section 5(a), Executive shall be entitled to continue to receive:

(A)     an amount equal to Executive’s Base Salary then in effect, which shall be paid in equal monthly or more frequent installments, on the same schedule and in accordance with the Company’s regular payroll policies for senior executives, commencing thirty (30) days after the Termination Date;

(B)     an Annual Bonus, if any, determined as follows:

(i)     if the other senior executive officers are not entitled to an Annual Bonus payment with respect to the fiscal year of the Company, then Executive shall not be paid an Annual Bonus for such year; or

(ii)     if the other senior executive officers are entitled to an Annual Bonus payment with respect to the fiscal year of the Company, then, at the discretion of the Compensation Committee, the Executive may be paid a portion of the Annual Bonus that otherwise would have been payable to Executive had he remained employed throughout such year, in the same form and on the same date(s) as payment is made to the other senior executive officers, in an amount prorated by multiplying said amount by a fraction where the numerator equals the number of complete months in such partial year during which Executive was employed and the denominator equals twelve; and

(C)     subject to the terms and conditions of the welfare and benefit plans referenced in Section 3(b), and to the extent permitted by applicable law, any benefits provided for in Section 3(b) under substantially the same terms and conditions, including the cost, if any, to Executive, subject to generally applicable changes to the level, and cost, of coverage that may be made with respect to senior executive officers, provided that such continuation shall not be required hereunder to the extent that Executive is entitled, absent any individual waivers or other arrangements, to receive during such period the same type of coverage from another employer or recipient of Executive’s services.

(b)     Death or Disability.

(i)     Accrued Benefits. Executive or his estate or beneficiaries, hereunder, as appropriate, in the event of the death of Executive, shall be entitled to the severance benefits specified in this Section 5(b) if, during the Employment Period, Executive’s employment with the Company terminates as a result of Executive’s death or Disability under Section 4(a)(i) or 4(a)(ii). In either such case, Executive shall be entitled to any (i) incremental Base Salary, (ii) Annual Bonus which has been earned and accrued but remains unpaid which shall be paid in the same form and at the same time as such Annual Bonus, if any, is paid to other senior executive officers, (iii) benefits provided for in Section 3(b) which have accrued up to and including the Termination Date, subject to the terms and conditions of the welfare and benefit plans referenced in Section 3(b), and (iv) reimbursement of reasonable expenses incurred up to and including the Termination Date under the terms of Section 3(c). After the Termination Date, Executive shall no longer be eligible to participate in any of the welfare or benefit plans referenced in Section 3(b), except to the extent and on the terms that participation in any such plan by former employees is expressly provided for by the terms of such plan.

(ii)     Continuation of Benefits. In addition to the Accrued Benefits payable under Section 5(b)(i), Executive or his estate or beneficiaries, hereunder, as appropriate, in the event of the death or Disability of the Executive, shall be entitled to twelve (12) month’s Base Salary payable in equal monthly or more frequent installments, on the same schedule and in accordance with the Company’s regular payroll policies for senior executives, commencing thirty days (30) after the Termination Date. Further, Executive or Executive’s surviving spouse, if any, and minor children, as appropriate, shall be eligible to continue to participate in the Company’s health insurance programs, at the expense of the Company for twelve (12) months after the death or Disability of Executive to the extent such continuation is permitted by applicable law. After such one-year period, Executive’s dependents shall be entitled to participate in any insurance program of the Company to the extent required by federal or state law. No provision of this Agreement shall limit any of Executive’s (or his beneficiaries’) rights under any insurance, pension or other benefit programs of the Company for which Executive shall be eligible at the time of such death or disability.

(c)     Discharge for Good Cause or Resignation. If Executive’s employment with the Company is terminated by Executive on a voluntary basis under Section 4(a)(iii) or is terminated by the Company for Good Cause under Section 4(a)(iv), Executive shall be entitled to (i) payment of incremental Base Salary only through the Termination Date and thereafter such salary shall end and cease to be payable, (ii) at the discretion of the Compensation Committee, payment of any Annual Bonus which has been earned and accrued but remains unpaid which shall be paid in the same form and at the same time as such Annual Bonus, if any, is paid to other senior executive officers, but in no event shall any portion of any subsequent Annual Bonus be deemed to have been earned and accrued, (iii) receive any benefits provided for in Section 3(b) which have accrued up to and including the Termination Date, subject to the terms and conditions of the welfare and benefit plans referenced in Section 3(b), and (iv) reimbursement of reasonable expenses incurred up to and including the Termination Date under the terms of Section 3(c). After the Termination Date, Executive shall no longer be eligible to participate in any of the welfare or benefit plans referenced in Section 3(b), except to the extent and on the terms that participation in any such plan by former employees is expressly provided for by the terms of such plan.

(d)     No Further Obligations. Except as expressly set forth in this Section 5, Executive shall not be entitled to any other payments or benefits under this Agreement as a result of the termination of Executive’s employment. For the avoidance of doubt, Executive shall not be entitled to any benefits or payments under this Section 5 by reason of the termination of Executive’s employment after the Employment Period, including by reason of the expiration of the Employment Period pursuant to Section 1.

6.      Restrictive Covenants.

(a)     Non-Competition. While employed by the Company and for a period of twenty-four (24) months after ceasing to be so employed (the “Restricted Period”) for whatever reason, Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, partner, director, consultant or other position, or have any financial interest in with (i) any metal service center or distributor conducting business within those portions of the United States wherein the Company or Chicago Tube & Iron Company (“CT&I”) is conducting business on the Termination Date, or (ii) a business engaged in direct competition with any other significant business carried on by the Company or CT&I on the Termination Date. In no event shall ownership of less than five (5) percent of the equity of a corporation, limited liability company or other business entity, standing alone, constitute a violation hereof.

(b)     Non-Solicitation. During the Restrictive Period, Executive shall not directly, indirectly or through an affiliate: (i) solicit, induce, divert, or take away or attempt to solicit, induce, divert or take away any customer, distributor, or supplier of the Company or CT&I; (ii) solicit, induce, or hire or attempt to solicit, induce, or hire any employee of the Company or CT&I or any individual who was an employee of the Company or CT&I on the Termination Date and who has left the employment of the Company or CT&I after the Termination Date within one year of the termination of such employee’s employment with the Company or CT&I, or (iii) in any way directly or indirectly interfere with such relationships.

(c)      Confidentiality.

(i)     Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time while employed by the Company or after ceasing to be so employed, disclose, furnish, publish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use for his benefit or the benefit of others any Confidential Information. Executive specifically acknowledges that all Confidential Information, in whatever media or form maintained, and whether compiled by the Company, CT&I or Executive, (1) derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, (2) that reasonable efforts have been made by the Company or CT&I to maintain the secrecy of such information, (3) that such information is the sole property of the Company or CT&I, and (4) that any disclosure or use of such information by Executive while employed by the Company or CT&I (except in the course of performing his duties and obligations hereunder for the Company) or after ceasing to be so employed shall constitute a misappropriation of the Company’s or CT&I’s trade secrets.

(ii)     Notwithstanding the provisions of Section 6(c)(i), Executive may disclose the Confidential Information to anyone outside of the Company with the Company’s express written consent, or Confidential information that: (i) is at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive; or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

(iii)     In addition to the above provisions of Section 6(c), all memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive concerning the business of the Company or CT&I will be delivered to the Company at any time on request.

7.     Binding Agreement; Successors. This Agreement shall inure to the benefit of and be binding upon Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s spouse, or if his spouse does not survive him, to Executive’s estate. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). The Company shall require any such successor to assume and agree to perform this Agreement.

8.     Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered, (b) one business day after being sent by recognized overnight delivery service, or (c) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (or addressed as otherwise specified by notice under this Section):

(i)	If to the Company, to: Olympic Steel, Inc. 22901 Millcreek Blvd., Suite 650 Highland Hills, Ohio 44122 Attention: Chief Executive Officer

With a copy to: Olympic Steel, Inc. 22901 Millcreek Blvd., Suite 650 Highland Hills, Ohio 44122 Attention: Chairman, Compensation Committee

(ii)	If to Executive, to:

Dr. Donald R. McNeeley 5432 Bending Oaks Place Donners Grove, IL 60515

9.      Withholding. The Company may withhold from any amounts payable under or in connection with this Agreement all federal, state, local and other taxes as may be required to be withheld by the Company under applicable law or governmental regulation or ruling.

10.     Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Executive and an officer of the Company specifically designated by the Board of the Company or its Compensation Committee to execute such writing. No delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without giving effect to the conflict of law principles of such State.

12.     Equitable Relief. Executive and the Company acknowledge and agree that the covenants contained in Section 6 are of a special nature and that any breach, violation or evasion by Executive of the terms of Section 6 will result in immediate and irreparable injury and harm to the Company, for which there is no adequate remedy at law, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedy of injunction, as well as to all other legal or equitable remedies to which the Company may be entitled (including, without limitation, the right to seek monetary damages), for any breach, violation or evasion by Executive of the terms of Section 6.

13.     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision of Section 6 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company.

14.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.     Headings; Definitions. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Certain capitalized terms used in this Agreement are defined on Schedule A attached hereto.

16.     No Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except as provided in Section 8.

17.     Entire Agreement; No Other Arrangements. This Agreement contains the entire agreement between the parties with respect to the employment of Executive and supersedes any and all other agreements, including, without limitation, the Prior Agreement, either oral or in writing, with respect to the employment of ExecutiveExecutive acknowledges that, in executing this Agreement, he has not relied on any representations not set forth in this Agreement. Executive represents that his employment by the Company will not violate any other agreement by which Executive is bound.

18.     Separation from Service. All references to “termination of employment” or forms and derivations thereof shall refer to events which constitute a “separation from service” as defined in Treasury Regulation §1.409A-1(h) and means the Executive’s separation from service with the Company and all members of the controlled group, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months or the period for which the Executive’s right to reemployment is provided either by statute or by contract). “Separation from service” also means the permanent decrease in the Executive’s service for the Company and all controlled group members to a level that is no more than 20% of its prior level. For this purpose, whether a “separation from service” has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the Executive after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Executive has been providing services less than 36 months).

19.     Six-Month Delay. Notwithstanding anything to the contrary contained in this Agreement, and solely to the extent that any payment or benefit payable pursuant to this Agreement is not exempt from the requirements of Section 409A, if the Executive is a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) on the date of a separation from service, and the Company’s stock is publicly traded on an established securities market or otherwise, any such non-exempt payments under this Agreement which would otherwise have been payable within the first six (6) months shall be paid in the seventh (7th) month following Executive’s Termination Date. Notwithstanding the foregoing, payments delayed pursuant to this paragraph shall commence as soon as practicable following the date of death of the Executive prior to the end of the six (6) month period but in no event later than ninety (90) days following the date of death.

20.     Reimbursement and In-Kind Benefits. Any reimbursement of expenses or any in-kind benefits provided under this Agreement, that are subject to and not exempt from Code Section 409A, shall also be subject to the following additional rules: (i) any reimbursement of eligible expenses or in-kind benefits shall be paid as they are incurred (but, solely to the extent not exempt from Code Section 409A, not prior to the end of the six-month period following his termination of employment); provided that in no event shall any such payment be made later than the end of the calendar year following the calendar year in which such expense was incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

21.     Code Section 409A. It is intended that the payments and benefits provided under this Agreement shall either be exempt from application of, or comply with, the requirements of Code Section 409A and the final regulations thereunder. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent and shall make payments in such time and manner as the Company determines would minimize or reduce the risk of adverse taxation under Code Section 409A. In the event that the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to taxation under Code Section 409A, the Company, after consultation with the Executive, shall have the authority to adopt, prospectively or retroactively, such amendments to this Agreement or to take any other actions it determines necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Code Section 409A or (b) comply with the requirements of Code Section 409A. In no event, however, shall this section or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Company shall have no responsibility for tax consequences to Executive (or his beneficiary) resulting from the terms or operation of this Agreement. For purposes of Code Section 409A, any payments or benefits under this Agreement are intended to constitute the right to a series of separate payments or benefits.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OLYMPIC STEEL, INC.

By:
Name: Michael D. Siegal Title: Chief Executive Officer

Dr. Donald R. McNeeley (“Executive”)

Schedule A

Certain Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” of a specified entity means an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the entity specified.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means confidential business information of the Company and its customers and vendors, without limitation as to when or how Executive may have acquired such information. Such Confidential Information shall include, without limitation, the Company’s sales figures, profit or loss figures or other information related to the Company’s internal financial statements, customers, clients, suppliers, vendors and product information, sources of supply, customer lists or other information, selling and servicing methods and business techniques, product development plans, sales and distribution information, business plans and opportunities, or corporate alliances and other information concerning the Company’s actual or anticipated business or products, or which is received in confidence by or for the Company from any other person.

“Disability” means the inability of Executive for a continuous period of ninety (90) days or for one hundred and eighty (180) days in the aggregate during any twelve (12) month period to perform any material portion of the duties of his position hereunder on an active full-time basis by reason of a disability condition. The Company and Executive acknowledge and agree that the material duties of Executive’s position are unique and critical to the Company and that a disability condition that causes Executive to be unable to perform the essential functions of his position under the circumstances described above will constitute an undue hardship on the Company. Notwithstanding the foregoing, Executive shall not be disabled provided that all of the following conditions have been satisfied:

(a)     after receipt of the Company’s written notice of intent to terminate due to Disability, Executive shall have the right within ten (10) days to dispute the Company’s ability to terminate him under this section;

(b)      within ten (10) days after exercising such right, Executive shall submit to a physical exam by the Chief of Medicine of any major hospital in the metropolitan Chicago area, selected by the mutual agreement of the parties;

(c)      such physician shall issue his written statement to the effect that in his opinion, based upon his diagnosis, Executive is capable of resuming his employment and devoting his full time and energy in discharging his duties within ten (10) days after the date of such statement; and

(d)      the Executive returns to work on a full-time basis and devotes his energy in discharging his duties.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Good Cause” means a reasonable determination by the Board made in good faith (without the participation of Executive) of the Company, pursuant to the exercise of its business judgment, that anyone of the following events has occurred:

(a)      Executive is found by the Board to have engaged in (1) willful misconduct, (ii) willful or gross neglect, (iii) fraud, (iv) misappropriation, or (v) embezzlement in the performance of his duties hereunder;

(b)      Executive has materially breached the provisions of Section 6 or any other material provision of this Agreement and fails to cure such breach within ten (l0) days following written notice from the Company specifying such breach which notice from the Company shall be provided within thirty (30) days after said breach;

(c)      Executive is found by the Board to have failed to provide reasonable cooperation with any federal government or other governmental regulatory investigation, the reasonableness of such cooperation to be determined by reference to statutory and regulatory authorities, Federal Sentencing Guidelines, and relevant case law interpretations;

(d)      Executive signs or certifies statements required to be made pursuant to Sarbanes-Oxley Sections 302 and 906, or other similar rules or regulations then in effect, which turn out to be false or inaccurate in any material respect; provided, however, that the Board has made a reasonable determination in good faith that the Executive knew or should have known that such statements were false or inaccurate in any material respect;

(e)      Executive has been indicted by a state or federal grand jury with respect to a felony, a crime of moral turpitude or any crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board) and a special committee of the Board, chaired by an outside director appointed by the Chair of the Audit Committee, considers the matter, makes a recommendation to the Board to terminate Executive’s employment for Good Cause, and the Board concurs in that recommendation; or

(f) Executive is found by the Board to have engaged in a material violation of the Code of Conduct of the Company as then in effect.

“Release and Waiver of Claims” means a written release and waiver by Executive, to the fullest extent allowable under applicable law and in form reasonably acceptable to the Company, of all claims, demands, suits, actions, causes of action, damages and rights against the Company and its Affiliates whatsoever which he may have had on account of the termination of his employment, including, without limitation, claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status, and any and all claims, demands and causes of action for severance or other termination pay. Such Release and Waiver of Claims shall not, however, apply to the obligations of the Company arising under this Agreement, any indemnification agreement between Executive and the Company, any retirement plans, any stock option agreements, COBRA Continuation Coverage or rights of indemnification Executive may have under the Company’s Articles of Incorporation or Code of Regulations (or comparable charter document) or by statute.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.